Exhibit 10.3

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AGREEMENT

This Agreement is entered into as of the 20th day of June, 2014, by and between Rock Creek Pharmaceuticals, Inc. (f/k/a Star Scientific, Inc.), with its principal place of business at 2040 Whitfield Avenue, Suite 300, Sarasota, Florida 34243 (the “Company”), and David M. Dean, an individual residing at 35 Hunting Ridge Road, Manakin-Sabot, Virginia 23103 (“Employee”).

RECITALS

WHEREAS, Employee has been employed by the Company as Vice President of Sales and Marketing of the Company since November 1, 1999, pursuant to an Executive Employment Agreement (“Executive Employment Agreement”) that is continuing on a month-to-month basis according to its terms; and

WHEREAS, the Company wishes to provide Employee with certain assurances inasmuch as Employee’s position with the Company is to be terminated by the Company on a basis other than for cause as part of the Company’s transition of its business operations; and

WHEREAS, the Company desires that Employee be available to provide certain consulting services to the Company, and Employee desires to provide such services, pursuant to the terms set forth herein.

NOW THEREFORE, in consideration of the premises, covenants and undertakings set forth herein, the parties hereby agree as follows:

1.                  Employee’s Executive Employment Agreement will continue pursuant to its terms until June 30, 2014 (the “Separation Date”), at which point Employee’s status as an employee will be terminated. Employee will not be required to continue to provide services under his Executive Employment Agreement between the date of this Agreement and the Separation Date.

2.                  On or within fourteen (14) days of the Separation Date, the Company shall pay Employee the amount of unreimbursed expenses incurred by Employee and submitted to the Company for reimbursement. As of the Separation Date, Employee is entitled to payment for fifty (50) days of accrued but unused vacation pay, totaling $56,730.77. This amount (less required deductions for taxes) shall be paid by the Company to Employee in equal installments over the next four (4) pay periods following the Separation Date. Employee acknowledges that he was not required to sign this Agreement, including the attached General Release and Waiver of Claims, in order to receive payment of the same. In addition, the Company will pay to Employee eighteen (18) months of salary continuation payments. The salary continuation payments will be calculated based on Employee’s yearly base compensation of $295,000 per year (i.e., 1/12 of the yearly base compensation per month) and will be paid as set forth in Section 3 below.

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3.                  During the first six (6) months following the Separation Date, the salary continuation payments will be paid in cash in accordance with the Company’s customary payroll practices. Thereafter, the salary continuation payments will be paid in four (4) quarterly installments, as set forth in and subject to the terms and conditions set forth in Appendix “A” attached hereto.

4.                  If Employee elects to continue his participation in the Company’s medical and dental plan through the provisions of the Consolidated Omnibus Reconciliation Act (“COBRA”), the premiums for such continuation coverage will be payable by Employee, provided that in such event, the Company will reimburse Employee, as additional compensation, the amount of such premiums (but not to exceed the monthly Employer contribution to the Company’s medical and dental plans as in effect immediately prior to the Separation Date) for such coverage for the eighteen (18) month period following the Separation Date. Such reimbursement payments will be paid to Employee in accordance with the Company’s customary payroll practices.

5.                  Further, as authorized by the Company’s 2000 Equity Incentive Plan or the Company’s 2008 Incentive Award Plan, the Compensation Committee of the Board of Directors has approved, and the Company hereby exercises, its discretion to extend the period during which Employee may exercise Stock Options issued to Employee for a period which is the lesser of three (3) years from the Separation Date (the “Extended Period of Exercisability”) or the expiration date of any particular Stock Option that would terminate earlier than the Extended Period of Exercisability, as reflected in the agreement attached hereto as Appendix “B”. The Extended Period of Exercisability shall become effective on the date following Employee’s termination of employment on which Employee shall have delivered the executed version of the General Release and Waiver of Claims attached hereto as Appendix “C” (the “Release”) to the Company and shall not have terminated the Release within the period permitted after execution.

6.                  The Company agrees that the cessation of Employee’s employment with the Company pursuant to this Agreement was a mutual cessation resulting from a transition in the business focus of the Company, and Employee was not terminated for “cause” or any similar reason. The executive officers and directors of the Company as of the Separation Date do not have any actual knowledge of acts or omissions by the Employee that would, to their knowledge, constitute improper action or conduct by Employee at any time during his employment with the Company.

7.                  The Company agrees to indemnify Employee to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware and Article Tenth of the Company’s Tenth Amended and Restated Certificate of Incorporation with respect to claims made based upon acts or omissions by Employee or others during his employment by the Company. The Company agrees that its obligation to indemnify Employee in accordance with said Article Tenth and this Agreement shall not be diminished by any subsequent amendment or rescission of said Article Tenth, and shall continue in full force and effect after this Agreement terminates in whole or in part for any reason. The obligation to indemnify shall apply in any suit or proceeding in which Employee is called as a witness or is required to answer questions or respond to interrogatories whether or not Employee is a named defendant. Employee’s right to indemnification includes reasonable reimbursement for lost salary and expenses incurred in connection with Employee’s participation in the type of matters described above. Subject to the right to indemnification, Employee agrees to reasonably cooperate with the Company with respect to any current or future litigation and regulatory matters and to assist the Company in defending against any such litigation and in responding to any regulatory matters.

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8.                  The consideration referenced in Sections 2 through 5 of this Agreement is contingent on and subject to Employee delivering and not revoking an executed form of the Release attached hereto as Appendix “C”, which will extinguish, among other things, any obligation for the Company to otherwise pay Employee severance under any prior agreement or understanding.

9.                  In consideration for the salary continuation payments and other benefits provided in Sections 2 through 5 of this Agreement, Employee agrees as follows:

a)	To keep all trade secrets and commercially sensitive information (“Confidential Information”), confidential in accordance with the terms and conditions of Section 6 of Employee’s Executive Employment Agreement and to comply with the other provisions contained in Section 6 of his Executive Employment Agreement.

b)	During and after termination of employment, Employee agrees not to make any disparaging comment or statement about the Company, whether or not true, including any statements that could adversely affect the conduct of the business of the Company, its plans, its proposals or its reputation.

c)	To comply with the restrictions on competition set forth in Section 5 of Employee’s Executive Employment Agreement prior to and following the termination of his employment.

10.              As additional consideration for the agreements and payments by the Company set forth herein, the Employee agrees that, during the eighteen (18) months following the Separation Date (the “Consulting Period”), he will provide consulting services to the Company on matters that may be requested from time to time by the Company that relate to Employee’s former duties and area of responsibility with the Company, principally sales and marketing matters (collectively, “Consulting Services”). The Consulting Services may be performed telephonically or by email (at the option of Employee) and upon reasonable advance notice to Employee and only when the Employee is available to provide the Consulting Services, in the Employee’s reasonable and good faith discretion. Employee shall be available to perform the Consulting Services not more than five (5) hours per month during the Consulting Period. Any request to provide Consulting Services shall be made only by the chief executive officer of the Company in writing (and Employee will not provide Consulting Services at the direction of any other person), and the Company may terminate the Consulting Period early at any time upon written notice to the Employee. Employee will be paid a consulting fee of $280.00 per calendar month during the Consulting Period for the provision of the Consulting Services plus an additional $140 per hour for each hour of Consulting Services provided in excess of two (2) hours per calendar month.

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11.              This Agreement and the terms of Employee’s Executive Employment Agreement, to the extent it governs Employee’s conduct following termination of employment, contain the entire and only agreement between the parties with respect to Employee’s termination as an employee of Company, and any oral or written representations, assurances, agreements or understandings regarding Employee’s termination as an employee of Company other than those contained or referenced in this Agreement shall have no force and effect. This Agreement may only be modified by a written agreement signed by both parties.

12.              The Company agrees that Employee may retain, and as of the Separation Date the Company shall transfer to him, all of the items of personal property listed on Appendix “D” hereto.

13.              This Agreement shall be construed in accordance with the laws of Virginia without regard to its conflict of law principles.

[Signature page follows]

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In witness whereof, the parties hereto executed this Agreement as of the date first written above.

ROCK CREEK PHARMACEUTICALS, INC.
(F/K/A STAR SCIENTIFIC, INC.)

By:	/s/ Michael J. Mullan	/s/ David M. Dean
	Michael J. Mullan, MBBS (M.D.), Ph.D.	David M. Dean
Chairman and CEO

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Appendix “A”

SEVERANCE PAYMENT AND STOCK GRANT TERMS

The following terms apply to the salary continuation payments to be made to Employee pursuant to Sections 2 and 3 of the Agreement. Capitalized terms that are used but not defined in the Agreement or in this Appendix “A” shall have the meaning ascribed to them in the Plan (as defined below).

1.	Payment, Grant and Vesting Schedules.

(a)	As described in Section 3 of the Agreement, during the first six (6) months following the Separation Date, the salary continuation payments will be paid in cash in accordance with the Company’s customary payroll practices. Thereafter, the salary continuation payments will be paid in four (4) quarterly installments (each, a “Quarterly Severance Payment”) as set forth below, but only so long as Employee is not then in material breach of his obligations under Section 9 of the Agreement:

The Company shall pay the Quarterly Severance Payments to Employee in, at the Company’s option, cash or shares of the Company’s common stock. Such Quarterly Severance Payments shall be made on December 31, 2014, March 31, 2015, June 30, 2015, and September 30, 2015 (each, a “Grant Date”). In the event that the Company elects to pay a Quarterly Severance Payment in shares of Company common stock, each such grant of shares of Company common stock (each, a “Severance Grant”, and the common stock of the Company granted pursuant thereto, “Stock”) shall vest immediately on the applicable Grant Date, and the number of shares of Stock to be granted to Employee on each Grant Date shall be equal to (i) the amount of the Quarterly Severance Payment due on such Grant Date (i.e., $73,750.00) divided by (ii) the closing per-share bid price of the Company’s common stock on the Trading Market on the first trading day immediately preceding the Grant Date; provided, however, that, notwithstanding the foregoing schedule, all remaining Quarterly Severance Payments shall be payable and vest on the tenth (10th) business day following a Change in Control (as defined in Section 409A) of the Company. In the event that the Company elects to pay a Quarterly Severance Payment with a Severance Grant of Stock in lieu of cash, such Stock will, except as provided in the following paragraph (b), be granted under the Company’s 2008 Incentive Award Plan or any other general stock award plan hereafter adopted by the Company under which Employee is an eligible award recipient (the “Plan”), in which case such Stock granted under the Plan will be issued without restrictive legend and shall be freely tradable.

(b)	To the extent that the shares issuable pursuant to a Severance Grant (A) would exceed the limitations set forth in the Plan concerning (i) the aggregate number of shares of common stock of the Company that may be awarded to all persons under the Plan at the time of the Severance Grant or (ii) the aggregate number of shares of common stock of the Company that may be awarded to any one person in one (1) calendar year at the time of the Severance Grant, or (B) cannot otherwise be issued under the Plan and the Company’s Registration Statement on Form S-8 due to the rules and regulations of the Securities and Exchange Commission or the NASDAQ, then the Severance Grant may, at the option of the Company but only if Employee then has replacement full-time employment with an annual base salary of at least $295,000, instead be issued in the form of shares of Company common stock that are “restricted securities” under Rule 144 under the Securities Act of 1933, as amended, and the certificates therefor shall bear an appropriate legend (“Restricted Securities”).

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2.	Restrictions. Subject to any exceptions set forth in the Agreement or the Plan, during the period prior to grant and vesting, neither the Stock nor the rights relating thereto may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Employee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Stock or the rights relating thereto during the period prior to grant and vesting shall be wholly ineffective. With respect to any shares that constitute “restricted securities” as described in Section 1(b) of this Appendix “A”, Employee represents that he is familiar with the limitations imposed by federal and state securities laws with respect to such shares.

3.	Rights as Shareholder; Dividends. After grant and vesting, Employee shall be the record owner of the number of shares of common stock issued on the grant and vesting date until such shares of common stock are sold or otherwise disposed of, and Employee shall be entitled to all of the rights of a shareholder of the Company with respect to such shares including, without limitation, the right to vote such shares and receive all dividends or other distributions paid with respect to such shares. The Company may issue stock certificates or evidence Employee’s interest by using a book entry account with the Company’s transfer agent.

4.	No Right to Continued Service. Neither the Plan nor the Agreement shall confer upon Employee any right to be retained in any position, as an employee, consultant, agent, representative or director of the Company.

5.	Adjustments. If any change is made to the outstanding common stock of the Company or the capital structure of the Company, if required, the shares of Stock shall be adjusted or terminated in any manner as contemplated by Section 11 of the Plan.

6.	Tax Liability and Withholding. Employee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to Employee pursuant to the Plan, the amount of any required withholding taxes in respect of the Stock and to take all such other action as the Company deems necessary to satisfy all obligations for the payment of such withholding taxes. Employee will be permitted to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a)	tendering a cash payment;

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(b)	selling a sufficient number of shares from any award of stock to satisfy Employee’s tax obligations and remitting such funds to the Company promptly after such sale; and/or

(c)	such other means as approved by the Compensation Committee in its sole discretion.

Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other employee-based tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains Employee’s responsibility (except for the employer’s share of any payroll taxes) and the Company makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with the award or vesting of the Stock or the subsequent sale of any shares and does not commit to structure the Stock to reduce or eliminate Employee’s liability for Tax-Related Items. Employee agrees to indemnify and hold harmless the Company from and against any and all liabilities and expenses arising from or relating to the Tax-Related Items. If the Company elects to make a Severance Grant of Stock in lieu of paying a Quarterly Severance Payment in cash, the Company’s obligation to make such Severance Grant will be contingent on Employee paying to the Company such amounts as are necessary to satisfy the Company’s minimum federal, state, or local tax withholding obligations arising from such Quarterly Severance Payment (the “Withholding Amount”), provided, however, that if the Severance Grant is made in Restricted Shares and if Employee does not then hold sufficient unrestricted shares of Company common stock received from a prior Severance Grant of Stock that can immediately be sold to fund the entire Withholding Amount, then an amount equal to the portion of the Withholding Amount that cannot be satisfied with the proceeds from the sale of unrestricted shares of a prior Severance Grant of Stock will be paid in cash by the Company in lieu of Stock.

7.	Compliance with Law. The issuance and transfer of shares of Stock shall be subject to compliance by Employee with all applicable requirements of federal and state securities laws and with all applicable requirements of the NASDAQ. No shares of Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with. Except with respect to the Plan, Employee understands that the Company is under no obligation to register the shares of common stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

8.	Legends. A legend may be placed on any certificate(s) or other document(s) delivered to Employee only in the event that Restricted Securities are issued to Employee under Section 1(b) of this Appendix “A”.

9.	Stock Subject to Plan. With respect to any Stock granted under the Plan hereunder, the Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable term or provision of the Plan will govern. Employee acknowledges that the Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Stock in this Agreement does not create any contractual right or other right to receive any stock or other awards in the future.

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10.	Acceptance. Employee hereby acknowledges receipt of a copy of the Plan and the Agreement. Employee has read and understands the terms and provisions thereof, and accepts the Stock award subject to all of the terms and conditions of the Plan and the Agreement. Employee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Stock or disposition of the underlying shares and that Employee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

11.	Trading Market. For purposes hereof, the term “Trading Market” means the Nasdaq Global Market; provided, however, that in the event the Company’s common stock is no longer listed on the Nasdaq Global Market, then it will mean Nasdaq Capital Market, the New York Stock Exchange, any marketplace of OTC Markets Group Inc., the OTC Bulletin Board, or any other market or exchange on which the Company’s common stock is then listed or quoted.

12.	Successors and Assigns. This Appendix will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Appendix will be binding upon Employee and Employee’s beneficiaries, executors, administrators and the person(s) to whom the Stock may be transferred by will or the laws of descent or distribution.

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Appendix “B”

AMENDMENT TO STOCK OPTION AWARD AGREEMENT(S)

Reference is made to certain Stock Option Award Agreement(s) (hereinafter the “Stock Option Agreement(s)”) dated: (i) January 31, 2011 for 350,000 Option Shares; and (ii) April 5, 2012 for 150,000 Option Shares entered into between Rock Creek Pharmaceuticals, Inc. (f/k/a Star Scientific, Inc.) (the “Company”) and David M. Dean (the “Employee”).

As authorized pursuant to the Company’s 2000 Equity Award Plan and/or 2008 Incentive Award Plan, the Company is hereby exercising its discretion to extend the duration of the exercise period of the Stock Options issued under the Stock Option Agreement(s) for a period of three years from the date of this Agreement or until the expiration date of the Stock Option Agreement(s), if that period is less than the extended time period set forth immediately above (the “Extended Period of Exercisability”).

Except with respect to any transfer by operation of law in connection with the death of Employee or as otherwise agreed to by the Board of Directors of the Company or a committee thereof, the Stock Options may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) nor shall the Stock Options be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Stock Options contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Stock Options, the Stock Options shall, at the election of the Company, become null and void.

The Stock Option Agreement(s) are hereby ratified and confirmed and the parties acknowledge that they are in full force and effect, as provided herein and this instrument shall be deemed to be a part of such Stock Option Agreement(s). If this instrument is inconsistent with any provision of the Stock Option Agreement(s), this instrument shall control.

Executed as of this 20 day of June, 2014.

ROCK CREEK PHARMACEUTICALS, INC.
(F/K/A STAR SCIENTIFIC, INC.)

By	/s/ Michael J. Mullan
Michael J. Mullan, MBBS (M.D.), Ph.D.
Chairman and CEO

By	/s/ David M. Dean
David M. Dean

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Appendix “C”

GENERAL RELEASE AND WAIVER OF CLAIMS

1. For and in consideration of the payments and other benefits due to David M. Dean (“Employee”) pursuant to the Agreement, dated as of June 20, 2014, (the “Severance Agreement”), by and between Rock Creek Pharmaceuticals, Inc. (f/k/a Star Scientific, Inc.) (the “Company”) and Employee, and for other good and valuable consideration, part or all of which consideration Employee is not otherwise entitled to receive, Employee irrevocably and unconditionally releases (gives up) any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”), or arising out of or related to Employee’s separation from employment with the Affiliated Entities, which Employee currently has against the Released Parties, whether known or unknown to Employee, by reason of facts which have occurred on or prior to the date that Employee has signed this General Release and Waiver of Claims (“Release”), except for (a) any contractual or statutory rights to indemnification to which Employee would be entitled by virtue of his employment by the Company or by virtue of the terms and conditions of the Agreement to which this document is attached as Appendix “C,” or (b) any of the claims identified in Paragraph 2. Subject to Paragraph 2, such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of Employee’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law. As used herein, “Released Parties” means the Company, or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future.

2. This Release does not release any claims that the law does not permit Employee to release, including any future claims. This Release does not (a) limit or affect Employee’s right to challenge the validity of this Release under the ADEA or Older Workers Benefit Protection Act or (b) preclude Employee from filing an administrative charge or otherwise communicating with any federal, state or local government office, official or agency. Employee promises never to seek or accept any damages, remedies or other relief for Employee personally with respect to any claim released herein.

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3. Employee has read this Release carefully and acknowledges that he has had a chance to review the listing of information regarding the Company’s restructuring attached hereto as Exhibit “1” and which has been provided to meet the requirements of the Older Workers Benefit Protection Act (“OWBPA”). Employee further acknowledges that Employee has been given at least forty-five (45) days after termination of employment to consider this Release and has been advised to consult with an attorney and any other advisors of Employee’s choice prior to executing this Release, and Employee fully understands that by signing below Employee is voluntarily giving up any right which Employee may have to sue or bring any of the claims released above against the Released Parties. Employee also understands that Employee has a period of seven (7) days after signing this Release within which to revoke this agreement, with a signed, written revocation delivered to Park A. Dodd, III, the Company’s Chief Financial Officer, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to Employee pursuant to the Agreement until seven (7) days have passed since Employee’s signing of this Release without Employee’s signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans. However, notwithstanding the foregoing, the Company agrees to make payments to Employee through the date of termination, regardless of whether Employee executes this Release or revokes the Release within seven (7) days thereafter. Finally, Employee has not been forced or pressured in any manner whatsoever to sign this Release, and Employee agrees to all of its terms voluntarily.

4. Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to Employee under any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where Employee’s compensation or benefits are intended to continue or Employee is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of Employee’s termination; or (ii) rights to indemnification or liability insurance coverage Employee may have under the by-laws of the Company or applicable law or the terms of the Agreement of which this Release is Appendix “C.”

If Employee does not timely revoke this Release as provided herein, it will become enforceable, final and binding on the eighth day after Employee signs it (regardless of whether Company has signed it yet). Thereafter, the Release may not be changed or modified except in a writing signed by both parties.

Date: June 20, 2014	/s/ David M. Dean
David M. Dean

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EXHIBIT “1”

	Job Title	Age	No. Selected	No. Not Selected
1	Vice President of Sales & Marketing	54	1	0

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Appendix “C”

1.	Employee’s laptop, iPad, and iPhone currently in his possession (provided that the Company shall make a copy of all data thereon and shall have the right to remove Company applications or Company-licensed applications therefrom).
2.	Anatabloc memorabilia in Employee’s possession.
3.	Personal items in Employee’s office as of date hereof.